Exhibit 99.1

Contacts: Carol Coale / Ken Dennard Dennard ▪ Lascar Associates, LLC (713) 529-6600
FOR IMMEDIATE RELEASE

LUCAS ENERGY GRANTED NYSE MKT COMPLIANCE PLAN EXTENSION

HOUSTON, TEXAS –December 16, 2014 – Lucas Energy, Inc. (NYSE MKT: LEI) (“Lucas” or the “Company”), an independent oil and gas company with its operations in Texas, today announced that the NYSE MKT (the "Exchange") notified the Company that it has been granted an extension until January 31, 2015 to regain compliance with the NYSE MKT continued listing standards.

The Company had previously presented its plan (the “Plan”) of compliance on March 28, 2014 in a letter to the Exchange, in response to a notice that the Company was below certain of the NYSE MKT continued listing standards, as set forth in Section 1003(a)(iii) of the NYSE MKT Company Guide, due to its financial condition.  By virtue of the conditions described in the March letter and subsequent letters in July and November 2014, the Company was granted until December 4, 2014 to regain compliance with the NYSE MKT continued listing standards, provided that certain conditions are met by the Company (as described by the Company in its Plan, as amended).  Based on information provided by the Company through December 4, 2014, the Exchange has determined that Lucas Energy has made a reasonable demonstration of its ability to regain compliance by the end of the revised period which has been extended to January 31, 2015.

At the end of the revised Plan period, the Company must be in compliance with the Exchange’s continued listing standards.  Failure to demonstrate adequate progress within that timeframe will result in the Exchange Staff initiating delisting proceedings pursuant to Section 1009 of the Company Guide.

“We were scheduled to close on a corporate financing transaction on or before December 3, 2014,  but the severe decline in crude oil prices has delayed that process and, therefore, has delayed drilling of our Karnes County Eagle Ford shale acreage,” said Anthony C. Schnur, Chief Executive Officer of Lucas Energy, who continued, “We have been advised by the operator that, at present, they still plan to drill the acreage pending our ability to participate and fund our share, and accordingly, we will continue to pursue alternatives to secure funding through corporate or project financing arrangements or other actions,  but the timing will likely depend on the direction and stability of oil prices.”

About Lucas Energy, Inc.

Lucas Energy (NYSE MKT: LEI) is engaged in the development of crude oil and natural gas in the Austin Chalk and Eagle Ford formations in South Texas.  Based in Houston, Lucas Energy's management team is committed to building a platform for growth and the development of its five million barrels of proved Eagle Ford and other oil reserves while continuing its focus on operating efficiencies and cost control.

For more information, please visit the Lucas Energy web site at www.lucasenergy.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements.  These statements include statements regarding our planned capital raise and related disclosures. Although Lucas believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline which could cause Lucas to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or fourth party consents; and other risks described in Lucas’s Annual Report on Form 10-Q, Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company. The Company's SEC filings are available at http://www.sec.gov.